Exhibit 99.2

Trading Under the Symbol: ISDR

Transcript of

Sachem Capital

First Quarter Conference Call

May 12, 2020

Participants

John Villano - Chairman, CEO, CFO, President and Treasurer

David Waldman - Investor Relations

Analysts

Ben Zucker - Aegis Capital

Christopher Nolan - Ladenburg Thalmann

Jim Altschul - Aviation Advisory Services

Paul Drees - Market Edge

Presentation

Operator

Good day, ladies and gentlemen, and welcome to your Sachem Capital First Quarter Conference Call. All lines have been placed on a listen-only mode, and the floor will be open for your questions and comments following the presentation. [Operator instructions].

At this time, it is my pleasure to turn the floor over to your host, David Waldman, Investor Relations. Sir, the floor is yours.

David Waldman - Investor Relations

Good morning, everyone, and thank you for joining Sachem Capital Corp.’s first quarter 2020 conference call. On the call with us today is John Villano CPA, Chief Executive Officer and Chief Financial Officer of Sachem Capital.

On Friday, May 8th, the company announced its operating results for the quarter ended March 31, 2020 and its financial condition as of that date. The press release is posted on the company’s website, www.sachemcapitalcorp.com.

In addition, the company filed its Form 10-Q with the US Securities and Exchange Commission on May 8th, which can also be accessed on the company’s website as well as the SEC’s Web site at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at 212-671-1021.

Before Mr. Villano reviews the company’s operating results for the first quarter of 2020 and the company’s financial condition at March 31, 2020, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call, including statements regarding future results of operations and financial condition, strategy, and plans and expectations for future operations are forward-looking statements. The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continue, design, and the negative of such terms and other words in terms of similar expressions are intended to identify forward-looking statements.

Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter Conference Call May 12, 2020

These forward-looking statements are based largely on the company’s current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks and uncertainties and assumptions, as described in the company’s quarterly report on Form 10-Q for the first quarter of 2020 filed with the US Securities and Exchange Commission on May 8, 2020 as well as its 2019 annual report on Form 10-K filed on March 30, 2020.

Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as prediction of future events. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee future results, level of activity, performance or achievements.

In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the company are expressly qualified in their entirety by these cautionary statements as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I’ll now turn the call over to John Villano. Please go ahead, John.

John Villano - Chairman, CEO, CFO, President and Treasurer

Thank you, David, and thanks to everyone for joining us today. I am pleased to report that Sachem Capital achieved another solid quarter of performance. We started the year off strong, deploying capital and increasing our mortgage loan portfolio. We began 2020 with approximately $35 million of liquid assets and we used about $15 million of that war chest to fund new mortgages in the first two months alone.

During this period, we began to establish lending relationships to further build our portfolio. Then, about seven to eight weeks into the quarter, the world and our operating environment turned upside down. In early March, we took immediate action and response to the uncertainty created by COVID-19 and its impact on our business. In a defensive posture for the balance of the quarter, Sachem only funded loans with approved commitments on March 1, 2020.

Effective April 1, 2020, we implemented new underwriting guidelines to reduce our lending risk. First, by limiting new loan activity to the amount of income and cash received from loan payoffs; second, by reducing the LTV on new loans to 50% down from 70%; third, loans greater than $1 million now require a Board review; and finally, requiring an interest reserve on large loans. These guidelines will remain in effect until the economic outlook improves and credit markets loosen up.

Sadly, our current view of the world and loan risk has not changed. Unfortunately, even with the federal government’s stimulus programs, credit markets are still tight, bankruptcy filings are increasing and consumer finances are in disarray. And despite the fact that low interest rates seem to be providing a floor under real estate values, we continue to monitor the quality of our collateral very carefully.

In effect, due to significant market uncertainty and limited access to reasonably priced capital, we put our growth strategy on hold and focused instead on preservation of capital and maintenance of our existing portfolio. This has had and will continue to have an adverse impact on our performance through the second quarter, unless there are unforeseen positive developments on the economic or public health front over the next seven weeks.

Page | 2

Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter Conference Call May 12, 2020

However, long term we believe our plan is absolutely the right decision for Sachem and our actions have certainly helped mitigate the effects of the pandemic on our business. Although our lending is curtailed and our outlook is extremely cautious, we are in fact preparing for clearer skies. Credit market liquidity, real estate values and the strength of the borrower will dictate when the all-clear sign is posted.

Some of the indicators we will be looking for are as follows. First, a willingness by traditional lenders to extend credit to borrowers at a reasonable cost of capital; second, real estate values that are resilient and attractive to investors; third, the ability of borrowers to avoid defaults and bankruptcies; fourth, an unemployment rate that trends downward; and finally, a return to normal free market operation.

Moving on, I would like to touch on some key financial highlights then talk more on our strategy going forward. If you need any additional insights into our financial details, please review our recently filed 10-Q and press release. First, total revenue for the first quarter of 2020 increased 29% to approximately $4.3 million compared to approximately $3.3 million for the same period last year.

Interest income, investment income, gains on investment securities, origination fees, processing fees and other income, all had reasonable increases during the period. Late fee income decreased during the period along with rental income as properties were sold.

Total operating costs and expenses for the first quarter were approximately $2.1 million compared to $1.3 million for the same period last year. The increase in operating costs and expenses was primarily attributable to an increase in two expense components: interest and amortization of deferred financing costs of approximately $529,000 and our impairment charge of $250,000 for the quarter.

To be fair, the liquidity protection afforded by our cash balances at March 31, 2020 comes with a cost. We estimate the difference between the interest expense on our bonds less our investment income to be approximately $225,000 per quarter.

Finally, net income was approximately $2.2 million or $0.10 per share compared to $2.1 million or $0.13 per share for the first quarter of 2019. While this was a good quarter, earnings per share was down slightly due to approximately 6.5 million additional weighted shares outstanding quarter-over-quarter. No common equity was sold during the quarter ended March 2020.

In terms of Sachem's overall financial condition, little changed from December 31, 2019. Total assets remained unchanged. Liabilities increased by approximately $576,000, primarily due to an increase in funds held in trust for borrowers such as real estate taxes and prepaid interest, and shareholders’ equity declined by approximately $600,000.

During the quarter, our loan portfolio increased by approximately $17 million and our balance sheet remains solid with over $141 million in assets backing $56 million in notes. Our capital structure is more weighted to equity rather than debt, 58% versus 42%. As a mortgage REIT, our debt levels are extraordinarily low versus our peers, thereby providing stability during these difficult times.

As of March 31, 2020, of the 480 mortgage loans in our portfolio, just 13 or approximately 2.7% were in the process of foreclosure. As you would expect, loans in foreclosure are actively managed with the goal of unlocking our invested capital in a timely manner. Included in our 480 loans are 42 COVID-19 forbearance requests representing $9.2 million of mortgages receivable and a total of approximately $283,000 in deferred interest.

Page | 3

Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter Conference Call May 12, 2020

As of March 31, 2020, real estate owned decreased to $7.3 million compared to $8.3 million at year-end. Net cash provided by operating activities for the three months ended March 31, 2020 was approximately $1.7 million compared to approximately $1.2 million for the same period last year.

We’ve received several questions regarding our plans as it relates to the dividend. As I've noted in the past, from February 2017 through March 31, 2020 Sachem has paid aggregate dividends equal to 100% of our net income over the period. In light of the uncertain outlook for 2020 due to COVID-19, the company has deferred any decision regarding further 2020 dividends until after the end of the second quarter.

Our plans have not changed in this regard and we plan to provide further updates when we report our second quarter results. As most of you are aware, as a REIT, Sachem is required to distribute a minimum of 90% of its taxable income each year to shareholders. We intend to satisfy this requirement for 2020.

Let me take a moment now to discuss liquidity and capital resources. We ended the quarter with approximately $18 million in cash, cash equivalents and short-term investment securities. These funds are the balance remaining from our $31.4 million in equity capital and $58.2 million of debt capital we raised last year.

The net proceeds from these financing transactions were used to pay off our outstanding balance on our $35 million credit facility and ex-proceeds were intended to grow our loan portfolio and for working capital. Our decision to refinance and bolster our balance sheet and its timing has worked to our advantage. We believe we are well positioned to weather the current storm.

In connection with the termination of our line of credit in 2019, we eliminated significant banking charges and fees associated with the facility. We also reduced our credit exposure from a single asset class, the residential fix and flip market, giving us greater flexibility to react to changes in the marketplace. We can now deploy capital where we believe we can generate the best returns while minimizing risk in the process.

From a macro perspective, last year was highly competitive for Sachem with increased competition from well-capitalized market participants, aggressive pricing, and generally less stringent lending criteria. Obviously, the market has changed dramatically. And as a non-bank lender with a strong balance sheet and less than 1% of our assets secured by creditors, we believe we are well positioned when stability returns to the marketplace.

In contrast, competitive lenders are funded by banks and large mortgage REITs. And with these entities going through their own set of challenges, significantly less funding is being deployed to compete with us. The fact that we're able to lend off our own balance sheet is a major differentiator between and competitive advantage for Sachem.

That said, we continue to be highly selective as we review lending opportunities. We are limiting new loan activity to the level of loan payoffs received, reducing our LTV from 70% to 50%, implementing an interest reserve and lastly, an independent director review on larger loans.

In addition, we recently received $250,000 from the Paycheck Protection Program and this money will be used for the intended purposes of the program. I am pleased to report that all our employees are safe and healthy. We have not furloughed anyone nor have we implemented pay cuts.

Our employees never missed a beat with some reporting to work daily, some working from home and some doing a bit of both home and office. We expect all personnel to come back to the office when they feel it is safe to do so. Within the office itself, all personnel are complying with health department guidelines regarding personal contact and social distancing.

Page | 4

Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter Conference Call May 12, 2020

In summary, given the current market conditions and the still unknown impact of COVID-19, we believe we are uniquely positioned as the go-to non-bank real estate lender while our competitors tighten their lending criteria or flee this segment of the market.

Despite the unknowns associated with COVID, the demand for our products and services remains strong, giving us tremendous confidence in terms of revenue growth, profitability and strength of our portfolio. We have built a highly scalable business model to drive increased revenue and cash flow which will continue to grow profitability and dividends in the years ahead.

I am pleased with our operating results for the quarter and I believe we have taken the steps necessary to navigate the current market. I'm confident we will emerge from this crisis in a very strong competitive position.

We remain encouraged by the outlook for our business and look forward to reestablishing our growth plans. As always, we remain fully committed to our goal of providing investors attractive risk-adjusted returns. I would like to thank you all for joining the call today.

At this point, we would like to open up the call for questions.

Operator

Thank you. The floor is now open for questions. [Operator instructions]. We’ll take our first question from Ben Zucker with Aegis Capital. Please go ahead, sir.

Q: I guess I’ll start off with the portfolio growth was actually quite impressive. That might have been a quarterly record of originations which definitely caught me off guard. I wasn’t expecting such a robust level of activity there and that was an impressive job putting capital to work. I guess just looking at the overall market, what’s kind of the level of activity the pace at which deals are still being done? I imagine a lot of people are out of the market. People still in are being extra sensitive. So kind of what’s the state of the market? Are things happening or is everything just kind of in a standstill and waiting to see how things evolve, John?

John Villano - Chairman, CEO, CFO, President and Treasurer

Good morning, Ben. This is a great question. The lending market has kind of been turned upside down here. We are extremely busy. And as you heard, we’re very cautious. We're lending slowly, prudently. We have new lending guidelines and we are finding loans that meet the guidelines. And we're stepping in where deals may have, as they say, died at the closing table. And our mortgage pricing has not been affected. And in fact, where we were getting interest rate compression just two and three months ago that really hasn't been a topic of conversation here for the past two months. In-house, we have many, many millions of dollars of loan requests. We queue them and if we're able to collect some payoff money or a couple of our borrowers can refinance, we have capital and we go to work in closing loans.

We are trying to maintain a minimum cash balance at this time. And time will tell, right? And I think you were on our 10-K call and my initial worry was my ACH payments for April 1st. I was terrified. They turned out fine. Our ACH payments for May 1st turned out fine. We have a closing on a piece of REO in a couple of weeks, two weeks maybe, maybe even a week. I was expecting the borrower to call and expect pricing concessions. Guess what, didn’t happen. So I'm starting to feel a bit better.

My big concern, Ben, is with all the work here, it’s not the volume of business. That’s going to be there. And it's what I don't know right now. What kind of damage has been done to our existing borrowers? And let me just talk a second about the 42 forbearance requests. Real quick, that number went from 0 to 42. Of the 42, we have closed approximately 7 or 8, the rest are on hold. So that means one of two things at least from my desk. People have not been damaged as bad as we may think, which is a great thing for us; or second, they’re trying to buy an extra month or two. So, they have our paperwork, we’re trying to schedule a closing and they’re trying to buy not only the 90 days but maybe an extra month or two.

Page | 5

Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter Conference Call May 12, 2020

We need to see how those work out. And if they go away, then our damage has not been bad. Well, our damage will be well understated. And I expect probably sometime in the third quarter things are going to pick up here again. A lot has to do with how we finance our business. Credit markets are tight. Currently, our bonds are trading less than par. And all that equates to a larger interest rate than our approximate 7% yield to the investor. Our bonds have rallied tremendously in the past month and a half and I suspect that they will be at par. Prior to COVID-19, they were trading above par.

So, I think as a measuring stick when our bonds make that move back to par, I believe the capital markets will be open to us and we’ll go back on our growth plans.

Q: Okay. That was a lot of good detail there. Just real quickly on the portfolio, is it safe to assume that probably repayments are going to slow for a little bit, which could obviously lead to maybe some duration extension for the in-place portfolio?

John Villano - Chairman, CEO, CFO, President and Treasurer

Right now, monthly payments are on track. Where we’re seeing the slowdown, Ben, is in the refinance activity.

Q: Okay.

John Villano - Chairman, CEO, CFO, President and Treasurer

Okay. So that capital comes back to us. We spin it around. We put it back to work. So as a result of a slow repayment trend, our origination fees are down substantially.

Q: That makes sense.

John Villano - Chairman, CEO, CFO, President and Treasurer

Our origination fees are down.

Q: And then you started talking about forbearances there, $9.2 million, a little more than 8%. I think this was something that a lot of people were expecting to come. Could you just help me understand exactly what those conversations sound like? I saw in the 10-Q that you grant them a 90-day interest free period after they can prove some kind of hardship. With respect to that 90-day or 3-month interest holiday, is that then tacked on or like amortized over the subsequent payments or is that 90-day balance added to the principle balance at maturity? Just kind of how is that recouped and if you could go over that, that would be helpful.

John Villano - Chairman, CEO, CFO, President and Treasurer

Okay. This is another great question. So, when a borrower calls looking for assistance, our people in the office they’ve been trained and not that they have a script but they understand the process. And the first thing we tell the borrower is this is a commercial loan and technically this is not a forbearable loan. However, if you can demonstrate harm, if you’ve been damaged, if you’re business is closed, whatever the circumstance may be, we will listen. And if reasonable, we will grant you a 90-day forbearance. What we are finding is that after that conversation, people are backing away.

The next step for us if someone decides to move forward with the forbearance, it is 90 days. The borrower must be current. It cannot be a construction loan. So, it will be darn foolish if we’re giving construction draws and the guy’s not paying. So that eliminates a significant portion of our portfolio right up front. It must be current, can’t be construction, and then if we go to closing, we actually do a loan modification. And Sachem will formally fund the 90 days of interest payments. So, what we do is we add the principle balance to the loan and we take the cash and we put it into a reserve, and we make the payments from that account.

Page | 6

Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter Conference Call May 12, 2020

We fund these forbearance requests with cash for one important reason. A lot of our success is based on refinance activity with our borrowers and we all know the verbiage coming from the state of Connecticut is this can’t be held against any borrower. And as much as I would love to believe it, I don’t think so. Because if I were a bank and I’m looking at a borrower that had a forbearance request, the first thing that would come to my mind is that there’s a weakness in the finances of my borrower. So, we’re not giving the banks that may refinance our debt a position to walk away from our deal.

Q: Okay, that makes sense. And then just real quickly from me, have you gotten any kind of indication or do you have any kind of inkling as to when the Connecticut courts might open so that you could move forward with your foreclosure proceedings, especially those foreclosure proceedings that were lined up pre-COVID and so aren’t protected by any of the virus impacts?

John Villano - Chairman, CEO, CFO, President and Treasurer

Unfortunately, they have been affected. So, if there’s an eviction, if there’s a foreclosure, just getting a sheriff to serve a demand letter on a borrower is just short of an Act of Congress. So, in effect, the legal system here in Connecticut is virtually shut down.

And we don’t have a lot going on. And some of our foreclosures are very close to wrapping up and we’re kind of hoping that the borrowers take a few moments and use this time to work something out. But I think May 20th, Connecticut is going into some process of reopening. I’m not sure if the court system will follow. I expect it soon thereafter.

Q: Got you. Well, look, I just wanted to touch base to see if you had any kind of insight track into that, but obviously we’ve seen that the pool of non-performing loans come down quite a bit from I think when they were kind of front and center on investor minds in the middle of 2019, so I think the messaging there is this is kind of a very dynamic process that ends and flows quickly and maybe it’s tough to read into in any one quarter. So, congratulations on the deployment and I look forward to seeing how the market progresses and hope it’s cooperative.

John Villano - Chairman, CEO, CFO, President and Treasurer

Thank you for the questions.

Operator

Our next question comes from Christopher Nolan with Ladenburg Thalmann. Please go ahead, sir.

Q: John, any consideration of buying back debt?

John Villano - Chairman, CEO, CFO, President and Treasurer

Chris, I hate to say it, we missed our opportunity. When our bonds were trading at $8, the Board and I we spent a few agonizing phone calls. And right now if I had the ability to have excess money back then, it was a no-brainer. Our fear was that if I bought the bonds, yes, I would have been in a great position, the company would have been in a great position. But if this was prolonged and we didn’t have enough capital to continue, it could have been devastating. So, we did make the business decision of not buying the debt. Time will tell if that was the right decision or not, but boy it was certainly trading at attractive prices.

Q: Okay. So I guess once we’re out of this and you start looking in the second half of the year sometime given your debt costs are relatively high, because they’re fixed, I think you would probably look at alternatives to lower your debt costs. Is that a fair assessment?

John Villano - Chairman, CEO, CFO, President and Treasurer

It is. And I’m sure you’ve all heard there are now distressed funds and we have people calling us every day for money. And these are not the people that we want to deal with. We’re looking for efficient capital. And our bond costs, even though they are above what a bank would charge, when you factor in the incidental fees and the restrictions imposed by our bank, like a Webster, it really curtailed our business operations. And even though we were borrowing at LIBOR+ 4, when we were down it was LIBOR+ 5.5. So, we’d love to find cost-efficient capital in sufficient amounts so that we get back on our growth plans. And the first couple of months of this year you can kind of see what we can do. We’ll get there. We are looking for capital every day. It just has to be right.

Page | 7

Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter Conference Call May 12, 2020

Q: Got you. And a follow-up question on the dividend. From what I understand there’s no dividend for second quarter. You’ll consider the dividend after the second quarter. I know you touched on this earlier, but what needs to happen financially in terms of earnings, run rate, and so forth for the dividend to be reconsidered?

John Villano - Chairman, CEO, CFO, President and Treasurer

With respect to the second quarter, we’ll sit down and we’re taking this month-by-month, right? If our ACH payments are good, if the real estate, the REO sells and generally the credit markets look like they’re functioning properly, it is quite possible that we may declare a dividend for the second quarter. We understand people invest in our stock for the dividend, we get it.

Our big fear is our dividends are $2.6 million. And paying that money out prematurely could be an issue if the credit markets aren’t open. So in a perfect world and sitting here today, I would hope that the world has kind of gotten back on some kind of solid footing and we declare a dividend right after June 30th payable somewhere in July. That would be perfect for us. That’s kind of what we’re looking for.

Operator

Our next question comes from Jim Altschul with Aviation Advisory Services. Please go ahead, sir.

Q: Most of my questions have been answered. On real estate, I guess you had some gains in the quarter, so, I’m sorry I read the press release but not the 10-Q. Did you complete any sales in the first quarter and do you have anything up for sale right now?

John Villano - Chairman, CEO, CFO, President and Treasurer

So, I’m going to add a little something to your question. We did sell some REO. We reduced our REO during the quarter for about $1 million.

Q: Congratulations.

John Villano - Chairman, CEO, CFO, President and Treasurer

And the REO that was sold, there is still other assets with respect to that property component. So, no gains or losses were taken on those sales. So, we sold two out of five properties, we have three left; those are up for sale. The current borrower’s still in the property, we’re trying to evict him. The courts are closed. And as soon as we remove him, we’ll be able to sell those. And we have backup offers waiting. Nobody wants to buy it with an unruly borrower still in the property.

Page | 8

Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter Conference Call May 12, 2020

So, the REO is coming down. We have a sale in I’m probably going to say within the next week to two weeks. We’re selling a piece of land for—our gross sales price will be $550K, so REO will come down again. The gain that you see on our financials is a gain from a bond investment we did with our excess cash.

Q: Okay.

John Villano - Chairman, CEO, CFO, President and Treasurer

It’s not from the real estate sale.

Q: Now, since the courts are closed so I guess you can’t add anything to REO because you can’t foreclose on it. Am I understanding that correctly?

John Villano - Chairman, CEO, CFO, President and Treasurer

So, what we’re doing now is we monitor our portfolio. At December, everything was basically out. We’re not anticipating sending more into the foreclosure arena. I can’t say that we’ve added to our foreclosure list between December 31st and March 31st.

Q: That’s good.

John Villano - Chairman, CEO, CFO, President and Treasurer

I think I spoke very briefly that our late fees were down during the quarter. As the economy goes, so do our borrowers. So our late fees were reduced significantly in the first quarter. We were on a pretty good track.

Q: Good. This isn’t a question, but I would encourage you to adopt a conservative policy with regard to both the timing of the resumption of the dividend and the amount of any dividend, because we’re not going to be out of the woods for a while and I think certainly in difficult times like these, I feel more comfortable knowing you’re doing whatever you need to do to keep the balance sheet strong. Obviously, I look to get the dividends again, but a long-term viability of the company is more important to me.

John Villano - Chairman, CEO, CFO, President and Treasurer

You’re exactly right. And when this first started, we got a call from a competitive lender, good sized competitive lender. And he said, well, how you’re handling this? I said, I’m in the foxhole. My helmet’s on. I have a lot of bullets and I’m protecting us. And that’s exactly what we did. We treated this as a battle. And the guy that runs out of money is the guy that losses. That’s how we’ve looked at this.

It may sound funny and corny, but we went—I don’t want to say shutdown, but darn close to it. And preserving our cash was so key for us. Because once that’s gone, I’m at the mercy of these distressed lenders and no one on this call would want this company to be there. So that’s what we did. We just played the best defense we could.

Operator

[Operator instructions]. We’ll take our next question from Paul Drees with Market Edge. Please go ahead, sir.

Q: Just checking on a different note, have you or will you participate in any of the CARES Act programs; either payroll production, any of the credit line extensions from the federal government?

John Villano - Chairman, CEO, CFO, President and Treasurer

We did get $250,000 from the Payroll Protection Plan and we used it for payroll. The funds were available. We had no intention of letting people go. We had no intention of reducing anyone’s pay. And I’m not going to say that the money was a gift. We’re very prudent with how we spend our money. So, we have the $250,000, which is the small part. I also think and I’m not sure, I think we received $10,000 emergency funds. I’m not exactly sure about that. I think we received that.

Page | 9

Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter Conference Call May 12, 2020

Any other program that would be out there would come from the Main Street Lending Program and those are big numbers, and with restrictions. So, there are multiples of net income. It could be 4 times or 5 times net income, which means Sachem, if we were accepted into the program, it could be a $25 million loan, low interest rate. It comes with a bunch of covenants that as shareholders they’re not really great. It curtails the amount of the dividends we can pay. Now I understand there’s a lot of legislation on this stuff, so we’re looking into it.

We have people that are monitoring the programs for us so that when it breaks, we can participate. And not to make light of the PPP program, we almost missed it. Our bank was so slow to react, we were on it day one and we kept hearing we don’t have access to a website, we don’t have the docs, we don’t have—the first round of financing went away. We were able to get involved in the second round, but most banks were not able to process quickly which required the second round.

There may be a third round for what I know, but we’re not looking to sell bulk loans into this program.

Operator

Our next question comes from Robert Plumpe, a private investor. Please go ahead, sir.

Q: I think you guys had pretty good results. And I have just a few questions. Some of my other questions have already been answered. You guys own your current headquarters, is that correct?

John Villano - Chairman, CEO, CFO, President and Treasurer

That is correct.

Q: Okay. And then do you have any tenants in the building or are you guys utilizing the whole space?

John Villano - Chairman, CEO, CFO, President and Treasurer

So, there’s two buildings on our property. It’s relatively small, if you could picture an in-town location. The main building’s in the front and 50 years ago there was a large garage in the back. We take the full main part of the building which is around 2,500,-2,600 square feet. We are now renovating the back building. There’s a good chance we’re going to put—we’re not looking to rent it. We’re actually looking perhaps to put Sachem personnel back there; 900 square feet, maybe 1,000 square feet.

Q: Okay, very good. And then also can you speak a little bit as to the new markets that you’re looking to move into or are already into? And specifically, are you dealing with preexisting lenders that also have operations in other markets or how are you doing that if you don’t have offices in those new markets?

John Villano - Chairman, CEO, CFO, President and Treasurer

This is a good question. So, the way we’re looking to expand, and I’ll contrast it to what Wall Street thinks the best plan is. Any expansion that we do has to be with some form of boots on the ground. And by that, I’m not looking for a broker, right? That guy is transient. He’s looking to make a paycheck on Friday. We’re looking to partner with small, hard money lenders that have operations, that have invested their own capital and that of partners, or other shareholders. And we want to partner with them and build the business in certain metropolitan areas.

In our first quarter, we have started lending into Austin and we were going nicely and we put that on hold. And we’re getting our same pricing, we’re getting great LTVs and we have boots on the ground. Most importantly, we have someone that knows the borrower and someone that has a vested interest. And what we’re doing here is in many cases, we’re buying participations and loans so our partner, the local lender, has skin in the game with us. So, we’re trying to keep him tied for the dollars as well.

Page | 10

Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter Conference Call May 12, 2020

So we started in Austin. We’ve done a little bit of work in Tennessee which we have now closed. The issue there was loan size. It seems like every house in Tennessee is less than $100,000. So, we just couldn’t do it efficiently. We started lending in Florida and we’re also looking at other opportunities in Florida. So, we have plans and they are plans where—this is not just getting a loan because somebody calls up and here it is. We have people that need to talk to the borrowers, that need to see the property and we’re remote but we have a feel for what’s going on. And that feel is coming from someone with a vested interest.

Q: Okay, very good. Thank you. Also, can you speak a little bit more as to the REO, specifically the vacant land? How much of it approximately is vacant land? And you guys don’t typically lend on vacant land to begin with, is that correct?

John Villano - Chairman, CEO, CFO, President and Treasurer

No, we do. It’s not a big part of our portfolio. Land usually comes with really good LTV prospects. So even though we lend on land, it comes with additional collateral apart from the target property, okay?

Q: Okay.

John Villano - Chairman, CEO, CFO, President and Treasurer

Yes. So, we like it a lot. As you’ll see, we’ve taken an impairment in December and we took one in this first quarter. It’s for a specific project. And I think we’re going to grass it over. The land is valuable. We have appraisals. And what we’re going to do is we’re just going to build one house at a time. This is not a development where we’re going to build 20 houses at once. We have one house in construction right now and we’ll sell that. If it works, we’ll do another one. We’re not going head over heels to try to be the next Pulte Homes.

And let me add. Even though we have taken impairments on this asset, we have additional collateral that we have not yet cleared up yet. So, we’re being very proactive. There are other assets besides the property. We do have a guarantor with assets. That’s going to take some time to work out, but again, it’s not a deal that takes us out to the woodshed.

Q: Okay. And then I guess my last question would be is, can you give just a little bit more color as to the real estate market in Connecticut in terms of transactions? Do you think it’s down by half or three-quarters or is it only down marginally or—I know New York City has been very hard hit, but any color you can give would be appreciated.

John Villano - Chairman, CEO, CFO, President and Treasurer

Our biggest issue and this stems from the way the world is now and then the abundance of information. When a sophisticated borrower finds that a lender is the owner of property, we never get great pricing. They just don’t do it. So, everybody knows who we are. They research the town, the town hall, the town records. They know that we’re the owner, and guess what, they kind of assume that there’s a distress situation and we get offers at less than fair value. It’s just the way it is. I think things have slowed down here.

I think real estate in general has gotten a firm punch right in the chest. I think it will come back. We’re starting to see that it wants to come back. And as I mentioned in our talk this morning, a lot of this depends on the local bank. If they put their head in the sand, the economy is going to crawl. If they look to put the borrowers through ringers, credit issues and valuations and things like that, this recovery could take a while. So, I’m kind of hoping the banks step up. We will see. Back in 2010, they moved kind of slow.

Page | 11

Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter Conference Call May 12, 2020

Q: Well, from what I hear and even see, the banks generally speaking are in much better financial positions today than they were during the great financial crisis, so hopefully you’re correct and they’ll start lending again quickly. But do you think that that supposition is correct that the banks are in better shape today?

John Villano - Chairman, CEO, CFO, President and Treasurer

You know what’s kind of interesting is they made more money on the PPP than they did by lending money. I just found that very interesting. If you wanted a loan, you got put on hold. Closings got put on hold so they could do PPP loans.

So, I’m not exactly sure. I know the rates are low, which kind of squeeze bank earnings a bit. They’re going to go back to fee-based income. I don’t know. I think it’s a great time to lend some money here if I were a bank. But they’re unbelievably selective.

Q: Okay. Well, congratulations on the quarter and glad to hear you guys are doing okay and keep up the good work. Thank you for answering my questions.

John Villano - Chairman, CEO, CFO, President and Treasurer

Thank you.

Operator

Our next question comes from Richard Belz from RF Lafferty.

Q: Can you put a little bit more color on the impairment and the need for that impairment? And then I have one other question following up on your reserve that you had said on the 10-K call that you were looking to keep $20 million extra cash around. Have you decided to lower that at all? So those two questions I have. Thanks.

John Villano - Chairman, CEO, CFO, President and Treasurer

I’ll take the question on our cash balances. Right now, it’s probably somewhere between $18 million and $19 million. Yes, Richard, I am getting itchy to put money to work and I’m sitting on my hands now. I’m waiting for just a couple of factors to line up. Our borrowers will tell us the state of affairs here. I’m less reluctant to listen to our government officials. Our borrowers by their prompt payments are going to dictate the strength of the market that we deal in and the loosening up of credit at our bond dealers and I’m sure they’re looking to earn some dollars.

My guess is when they have reasonable capital for us, I kind of get the green light to move forward. And even though I have $19 million, I do have between $8 million and $9 million of construction advances that are due when projects get to a certain level. So, we really have $10 million of free cash flow. And of that, quite possibly there could be a dividend in two months.

So what seems like a lot of money can be spent very quickly. Last week, I did $800,000 in construction draws. So the money comes and goes. If I know that liquidity is coming to us, then boy we have a queue lined up here that we could really go to work.

With respect to the impairment, if you’ve heard my previous answer, we have a project. It’s 30 building lots. I think we sold a couple of houses, so we’re probably down to 27 building lots. And what we’re doing is we’ve put the project on hold. And the impairment that we have taken relates to cost really to, as they say, capped the project. We’re going to plant some grass. The borrower kind of beat up the property a bit. We’re going to put it back in order. So, we took that impairment charge which will happen this quarter.

Page | 12

Trading Under the Symbol: ISDR	Transcript: Sachem Capital First Quarter Conference Call May 12, 2020

Operator

And that is all the questions that we have at this time.

John Villano - Chairman, CEO, CFO, President and Treasurer

Thank you all.

Operator

Thank you. Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time and have a great day.

Page | 13